LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of the 14th day of July, 2020 (the “Effective Date”), by and between PG Holdings LLC, a Delaware limited liability company (“Lender”), and Benton Capital Inc., a British Columbia corporation (“Borrower”), collectively referred to hereinafter as the “Parties” or individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Borrower seeks to borrow funds from Lender to enable Borrower to acquire 3,228,024 shares of common stock (the “Shares”) of Equus Total Return, Inc. (“Equus”); and

WHEREAS, Borrower desires to sell a Note to Lender, and Lender desires to lend to Borrower $3,875,000.00 pursuant to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual covenants, agreements, conditions, representations, and warranties contained in this Agreement, the Parties hereby agree as follows:

1.	PURCHASE AND SALE OF THE PROMISSORY NOTE

1.1.            Purchase and Sale of Note. Subject to the terms and conditions of this Agreement, upon execution of this Agreement, Borrower hereby agrees to issue to Lender and Lender hereby agrees to acquire from Borrower a Promissory Note (hereafter, the “Note”) in the principal amount of Three Million Eight Hundred and Seventy Five Thousand Dollars ($3,875,000.00) (the “Principal Amount”). The Note and this Agreement are collectively referred to herein as the “Loan Documents”.

1.2.            Terms of the Note. The Note shall be substantially in the form attached hereto as Exhibit “A” and shall have the following terms:

(i)                 maturity of twelve (12) months following the Effective Date subject, however, to an option by Borrower to extend such date an additional six (6) months (the “Maturity Date”);

(ii)              the entire Principal Amount of the Note and all interest, as accrued, shall be due and payable at the Maturity Date;

(iii)            the Note may be prepaid by the Borrower at any time prior to the Maturity Date without penalty; provided however, that monthly or periodic payments of principal or interest shall not be required until the Maturity Date; and

(iv)             interest shall accrue on the Principal Amount at the rate of five percent (5.0%) per annum.

1.3.            Closing. The purchase and sale of the Note shall take place on the Effective Date or at such other place, time, and date as Borrower and Lender shall mutually agree.

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2.	REPRESENTATIONS OF THE PARTIES

2.1.            Borrower. Borrower represents that it has the necessary corporate power to enter into this Agreement, to sell and issue the Note, and to carry out and perform its obligations under the terms of the Loan Documents. The Agreement is the valid and binding obligation of Borrower, enforceable in accordance with its terms. Borrower further represents that the proceeds received from Lender in connection with the issuance of the Note shall be used solely to acquire the Shares.

2.2.            Lender. Lender represents that it is directed by one or more individuals that possess sufficient financial and business experience and knowledge concerning the affairs and conditions of Equus and the transactions contemplated hereby so that Lender is fully capable of evaluating the merits and risks of making the loan to Borrower to acquire the Shares, and can therefore make an independent and reasoned decision whether to make such loan. Lender has also been afforded the opportunity to ask questions of and receive answers from Borrower and its representatives concerning Equus and Borrower, and to obtain any information necessary or requested in order to verify the accuracy of the information afforded to Lender. Lender further represents that, by reason of Lender’s business or financial experience or the business or financial experience of Lender’s managers and members who are unaffiliated with and who are not compensated by Borrower, Lender can be reasonably assumed to have the capacity to protect its interests in connection with this transaction.

3.	DEFAULT

3.1.            Event of Default Defined. The occurrences set forth in the Note including, without limitation, the failure by Borrower to make any payment on the Note of interest when due or of principal when due shall constitute an Event of Default under the Note and this Agreement.

4.	MISCELLANEOUS PROVISIONS

4.1.            Modifications and Waivers. This Agreement may not be amended or modified, nor may the rights of any party hereunder be waived, except by a written document that is executed by Lender and Borrower.

4.2.            Assignment. This Agreement is assignable by either Party upon notice given to the other Party, provided however, that no assignment by Borrower may encumber or otherwise diminish the security interest in the Shares granted to Lender hereunder.

4.3.            Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in relation to the subject matter hereof. Any prior written or oral negotiations, correspondence or understandings relating to the subject matter hereof, shall be superseded by this Agreement and shall have no force or effect.

4.4.            Severability. If any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined by a court of competent jurisdiction to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of the remaining provisions of this Agreement.

4.5.            Notices. Any notice, request, consent, or other communication hereunder shall be in writing, and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid; (ii) by facsimile or email transmission; (iii) by reputable overnight courier service; or (iv) by personal delivery, and shall be properly addressed as follows:

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or to such other address or addresses as Borrower or Lender shall hereafter designate to the other Party in writing. Notices sent by mail or by courier shall be effective three (3) days after they are sent, and notices delivered personally by email or facsimile shall be effective at the time of delivery thereof.

4.6.            Exhibits. The exhibits attached hereto and referred to herein are a part of this Agreement for all purposes.

4.7.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

4.8.            Governing Law. This Agreement shall be construed in accordance with and governed by Florida law.

4.9.            Attorneys' Fees. If either Party elects to pursue legal action to enforce its rights under this Agreement, and if a court of competent jurisdiction adjudicates the matter, then the prevailing Party in such action shall be entitled to receive from the losing Party all costs and expenses, including but not limited to the reasonable fees of attorneys, accountants, and other experts, incurred by the prevailing Party in investigating and prosecuting (or defending) such action at the initial trial and appellate levels.

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Signature Page to Loan Agreement of
PG Holdings LLC and Benton Capital Inc.
dated July 14, 2020

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, to be effective as of the Effective Date noted above.

“Lender”

PG HOLDINGS LLC

By:_______________________________________

P.T. George

Director

“Borrower”

BENTON CAPITAL INC.

By:_______________________________________

John A. Hardy

Director